                                                                   EXHIBIT 99(a)
NEWS

KOGER EQUITY ANNOUNCES EXPANSION PLANS

JACKSONVILLE, FLORIDA, MAY 27, 1997 -- Koger Equity, Inc. (ASE:KE) announced today that the Company has entered into contracts to purchase five buildings totaling 330,000 square feet in three cities in which the Company currently owns properties. The total purchase price of these five buildings is $22.7 million.

This announcement follows Koger's recent purchase of the three-building, 165,000 square foot Park Central Office Park in Greenville, South Carolina. Victor Hughes, Chairman and Chief Executive Officer of the Company, stated, "That purchase was the first time Koger Equity had purchased buildings developed by someone other than the Koger Organization. It reflects the Company's intent to aggressively grow by (1) maximizing net operating income from existing operating properties, (2) constructing and developing new buildings on its existing land, and (3) strategically acquiring existing properties."

Hughes also announced that four additional buildings totaling 428,000 square feet have been approved for construction. Development of these buildings in Greensboro, Orlando, Memphis and San Antonio will begin immediately.

During the remainder of 1997, the Company expects to begin construction on an additional 200,000 square feet in its existing office centers and to purchase additional buildings totaling more than 650,000 square feet.

"This is a very exciting time for our Company," said Hughes. "These additions to our property account will increase it by 24 percent. Upon lease-up, these new properties will produce about $35 million in additional rents, generating a 34 percent increase in our current rent stream, to approximately $140 million."

"The Board of Directors declared a $0.10 quarterly dividend at its meeting on May 20, doubling the previous dividend rate. I anticipate that the payout rate in 1998 will increase significantly as the Company's taxable income increases."

This news release contains forward-looking statements. The actual results of operations could differ materially from those projected because of factors affecting financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
                                    # # #





                                       3